Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS STRONG GROWTH IN THIRD QUARTER

SPARKS, MD, SEPTEMBER 27, 2012 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported strong growth in the third quarter of fiscal year 2012. To reflect a more favorable tax rate, the company increased its expected full year earnings per share to a range of $3.03 to $3.08.

•	Grew third quarter net sales 9% in local currency and increased operating income 12% from the year-ago period.

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Reported third quarter earnings per share of $0.78 compared to $0.69 in the third quarter of 2011. Increased guidance for 2012 earnings per share to a range of $3.03 to $3.08 to reflect a more favorable tax rate.

•	Generated cash flow from operations of $256 million through the first three quarters of fiscal year 2012. Cash flow is expected to exceed $400 million for the full year.

Alan D. Wilson, Chairman, President and CEO, commented, “Our third quarter financial results demonstrate the effectiveness of McCormick’s growth initiatives, even in a challenging economic environment. We reported a 9% increase in sales in local currency and strong profit growth with solid performance in both our consumer and industrial businesses. Acquisitions, new product innovation, brand marketing programs and expanded distribution are helping to drive sales growth in each geographic region. We had particular strength in emerging markets which accounted for 14% of third quarter sales. In mid-2013, we anticipate expanding our emerging market presence with the acquisition of Wuhan Asia-Pacific Condiments Co., Ltd., which will extend our geographic footprint and flavor portfolio in China.

“Across all of our businesses, we continue to face volatile material costs. However, we are effectively offsetting the impact of higher material costs with our pricing actions and cost savings from our Comprehensive Continuous Improvement (CCI) program. CCI is also helping to fund our growth and in 2012 we are on track to increase our brand marketing support by at least $15 million. Our employees have been doing outstanding work on CCI, and we now expect to exceed $50 million of cost savings in 2012. With these CCI costs savings, additional brand marketing support, product innovation and other sales growth initiatives, we have momentum as we head into the final quarter of 2012.”

McCormick’s third quarter sales rose 6%, and in local currency the increase was 9% when compared to the year-ago period. In local currency, acquisitions completed in 2011 added about half of this increase, while pricing actions taken in response to higher material costs also contributed to the increase. In addition, sales in the third quarter of 2011 were impacted favorably by customer purchases in advance of a price increase effective in the fourth quarter of 2011. In the third quarter of 2012, operating income rose 12% to $144 million from $128 million in the third quarter of 2011, with the favorable impact of higher sales and cost savings from CCI effectively offsetting increased material costs.

Third quarter earnings per share rose to $0.78 from $0.69 in the year ago quarter with $0.08 of the increase due to higher operating income and $0.02 due to a favorable tax rate, offset by a $0.01 reduction in income from unconsolidated operations. In the third quarter of 2012, the company repatriated cash from foreign subsidiaries which led to increased foreign tax credits in the U.S. This action is also expected to have a slightly favorable impact to net income in the fourth quarter of 2012.

Through the first three quarters of 2012, the company generated cash flow from operations of $256 million compared to $86 million in the first three quarters of 2011. This improvement in cash flow from operations was led by a much lower increase in inventory in the first three quarters of 2012 than the first three quarters of 2011. Due to the seasonality of McCormick’s business, cash flow from operations is typically highest in the fourth quarter of the fiscal year, and the company expects cash flow from operations to exceed $400 million for fiscal year 2012.

For fiscal year 2012, the company reaffirmed its projected sales growth of 9% to 11% in local currency, which includes an estimated 4% contribution from acquisitions completed in 2011. Unfavorable foreign currency exchange rates are expected to have a 2% unfavorable impact. In addition, the company reaffirmed its outlook for operating income growth of 9% to 11%, which includes at least $15 million of incremental brand marketing support. The range of earnings per share projected for fiscal year 2012 was raised to $3.03 to $3.08, to reflect the more favorable tax rate.

Business Segment Results

Consumer Business

(in millions)

	Three Months Ended		Nine Months Ended
	8/31/12	8/31/11	8/31/12	8/31/11
Net sales	$568.3	$522.0	$1,671.2	$1,475.1
Operating income	108.9	100.5	278.9	264.4

Consumer business sales grew 9% when compared to the third quarter of 2011. In local currency, sales grew 12% with acquisitions completed in 2011 accounting for about two thirds of the growth for this segment. The remaining increase was due to pricing actions, taken primarily in 2011 to offset the impact of higher material costs.

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Consumer sales in the Americas rose 4%, and in local currency, grew 5%. The increase was driven by pricing actions, as well as a 1% increase that resulted from the company’s 2011 acquisition of Kitchen Basics, a leading brand of liquid stock. Volume and product mix were about even with the year-ago period, even with higher pricing. The company reported in third quarter of 2011 that sales rose approximately 3% as a result of customer purchases in advance of a price increase in the U.S., which created a more difficult comparison in the third quarter of 2012. In the third quarter of 2012, new product introductions, brand marketing support and distribution gains drove underlying sales growth in this region.

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In the Europe, Middle East and Africa (EMEA) region, consumer sales grew 10%, and in local currency increased 22%. McCormick’s 2011 acquisition of Kamis, a Poland-based leading brand of spices, seasonings and mustards, contributed 22% to the sales growth this quarter. For the base business, a moderate level of pricing offset a moderate decrease in volume and product mix during the quarter. While a difficult environment persists in much of Europe where consumers are under economic pressure, the company is driving incremental sales with new products and brand marketing support.

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Consumer sales in the Asia/Pacific region rose 67%, and in local currency grew 69%. McCormick’s 2011 acquisition of Kohinoor, based in India, added 55% of the sales growth. Excluding this impact, the company grew its base business 14% in local currency, which was driven primarily by a strong increase in volume and product mix in China. Year-to-date, consumer sales in China have grown 20% in local currency.

For the third quarter, operating income for the consumer business was $109 million, an 8% increase from the third quarter of 2011 driven primarily by the sales growth. Pricing actions together with cost savings from the company’s CCI program continue to provide an offset to the impact of higher material costs.

Industrial Business

(in millions)

	Three Months Ended		Nine Months Ended
	8/31/12	8/31/11	8/31/12	8/31/11
Net sales	$409.4	$398.4	$1,197.2	$1,111.8
Operating income	35.3	27.9	99.1	83.9

Industrial business sales grew 3% when compared to the third quarter of 2011. In local currency, sales grew 6% primarily as a result of pricing actions taken in response to increased material costs.

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Industrial sales in the Americas grew 5%, and in local currency grew 7% as a result of pricing actions. Increased volume and product mix of seasonings and flavors to food manufacturers and of branded items to foodservice distributors, were offset by lower demand from quick service restaurants in this region.

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In EMEA, industrial sales rose 1%, and in local currency grew 11%. This growth was led by increased demand from quick service restaurants in this region which has been particularly strong in recent quarters. In addition, higher prices contributed 4% to sales growth this period.

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In the Asia/Pacific region, industrial sales declined 6%, and in local currency decreased 4%. This compares to a year-on-year increase of 17% in local currency for the third quarter of 2011. In the third quarter of 2012, industrial business sales in this region continue to be impacted by a lower level of promotional activity behind certain menu items flavored by McCormick.

For the third quarter, operating income for the industrial business rose 27% from the year-ago period, to $35 million as a result of higher sales, CCI-related cost savings and operating expense leverage. In addition, customer pricing is better aligned with current material costs than in the third quarter of 2011 when price actions were still being implemented.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With more than $3.5 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Nine Months Ended
	August 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011
Net sales	$977.7	$920.4	$2,868.4	$2,586.9
Cost of goods sold	586.0	555.9	1,733.0	1,543.5

Gross profit	391.7	364.5	1,135.4	1,043.4
Gross profit margin	40.1%	39.6%	39.6%	40.3%
Selling, general and administrative expense	247.5	236.1	757.4	695.1

Operating income	144.2	128.4	378.0	348.3
Interest expense	13.2	13.1	40.7	37.6
Other income, net	0.9	1.1	1.8	2.5

Income from consolidated operations before income taxes	131.9	116.4	339.1	313.2
Income taxes	33.0	31.2	93.8	91.7

Net income from consolidated operations	98.9	85.2	245.3	221.5
Income from unconsolidated operations	5.5	6.8	14.0	20.9

Net income	$104.4	$92.0	$259.3	$242.4

Earnings per share - basic	$0.79	$0.69	$1.95	$1.83

Earnings per share - diluted	$0.78	$0.69	$1.93	$1.81

Average shares outstanding - basic	132.7	132.6	132.8	132.7
Average shares outstanding - diluted	134.3	134.1	134.3	134.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	August 31, 2012	August 31, 2011
Assets
Current assets
Cash and cash equivalents	$72.2	$52.2
Trade accounts receivable, net	411.2	391.7
Inventories	628.6	600.3
Prepaid expenses and other current assets	107.4	119.1

Total current assets	1,219.4	1,163.3
Property, plant and equipment, net	518.5	497.6
Goodwill	1,667.0	1,511.2
Intangible assets, net	345.4	236.0
Investments and other assets	306.7	306.5

Total assets	$4,057.0	$3,714.6

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$231.3	$0.3
Trade accounts payable	317.5	303.2
Other accrued liabilities	353.8	336.0

Total current liabilities	902.6	639.5
Long-term debt	1,026.2	1,031.7
Other long-term liabilities	404.2	323.0

Total liabilities	2,333.0	1,994.2
Shareholders’ equity
Common stock	885.8	806.8
Retained earnings	909.6	785.7
Accumulated other comprehensive (loss) income	(89.5)	118.8
Non-controlling interests	18.1	9.1

Total shareholders’ equity	1,724.0	1,720.4

Total liabilities and shareholders’ equity	$4,057.0	$3,714.6

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)

(In millions)

	Nine Months Ended
	August 31, 2012	August 31, 2011
Operating activities
Net income	$259.3	$242.4
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	76.8	73.2
Stock based compensation	11.9	10.4
Income from unconsolidated operations	(14.0)	(20.9)
Changes in operating assets and liabilities	(91.9)	(233.0)
Dividends received from unconsolidated affiliates	14.2	13.6

Net cash provided by operating activities	256.3	85.7

Investing activities
Acquisitions of businesses	—	(39.2)
Capital expenditures	(62.2)	(58.8)
Proceeds from sale of property, plant and equipment	0.7	0.7

Net cash used in investing activities	(61.5)	(97.3)

Financing activities
Short-term borrowings, net	12.1	(0.3)
Long-term debt borrowings	—	251.5
Long-term debt repayments	(4.6)	(100.0)
Proceeds from exercised stock options	37.3	45.5
Common stock acquired by purchase	(98.2)	(89.2)
Dividends paid	(123.6)	(111.4)

Net cash used in financing activities	(177.0)	(3.9)

Effect of exchange rate changes on cash and cash equivalents	0.5	16.9

Increase in cash and cash equivalents	18.3	1.4
Cash and cash equivalents at beginning of period	53.9	50.8

Cash and cash equivalents at end of period	$72.2	$52.2